Exhibit 10(s)

SALE PARTICIPATION AGREEMENT

SLT Form

February 1, 2008

To:	The Person whose name is

set forth on the signature page hereof

Dear Sir or Madam:

Concurrently with entering into this letter agreement, you are entering into a Management Stockholder’s Agreement with Energy Future Holdings Corp., a Texas corporation formerly known as “TXU Corp.” (the “Company”) and Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership (“Parent”) (the “Stockholder’s Agreement”) relating to (i) your acquisition or continued ownership of common stock, no par value, of the Company, including, without limitation, such common stock, no par value, of the Company hereafter acquired upon the exercise of Options or subsequently issued to a Management Stockholder Entity pursuant to a distribution under the terms of the EFH Salary Deferral Plan (“Common Stock”) and/or (ii) the grant by the Company to you of new options (the “Options”) to purchase shares of Common Stock.

Parent hereby agrees with you as follows:

1. (a) In the event that at any time on or after the date hereof (i) Parent or (ii) any member of the Sponsor Group (as defined in the Stockholder’s Agreement) solely to the extent that such member of the Sponsor Group is selling limited partnership units of Parent (“LP Units”) in connection with a sale (or series of related sales) of outstanding LP Units to a transferee that is not an Affiliate of any member of the Sponsor Group and other than such sales (or series of related sales) prior to December 31, 2009 that do not exceed the Indirect Sale Threshold (as defined below) (each a “Selling Entity”) proposes to sell directly for cash or any other consideration (x) in the case of clause (i) any shares of Common Stock owned by Parent and (y) in the case of clause (ii) any LP Units, in any transaction other than a Public Offering (as defined in the Stockholder’s Agreement) or a sale, directly or indirectly, to an Affiliate of Parent, then, unless such Selling Entity is entitled to and does exercise the drag-along rights pursuant to Paragraph 7 below and a Drag Transaction (as defined below) is consummated, Parent will notify you or your Management Stockholder’s Estate or Management Stockholder’s Trust (as such terms are defined in the Stockholder’s Agreement, and collectively with you, the “Management Stockholder Entities”), as the case may be, in writing (a “Notice”) of such proposed sale (a “Proposed Sale”) specifying the principal terms and conditions of the Proposed Sale (the “Material Terms”) including (A) the number of Shares of Common Stock or LP Units proposed to be included in the Proposed Sale, (B) the percentage of the outstanding Common Stock or LP Units at the time the Notice is given that is represented by the number of shares of Common Stock or LP Units proposed to be included in the Proposed Sale, (C) the price per share of Common Stock subject to the Proposed Sale (where the event triggering the Notice is a sale of LP Units, such price per share of Common Stock shall be deemed to be equal to the price per LP Unit subject to the proposed sale, subject to equitable adjustment for stock or unit dividends or splits, recapitalizations or similar events), including a description of any pricing formulae and of any non-cash consideration sufficiently detailed to permit the valuation thereof, (D) the Tag Along Sale Percentage (as defined below) of the Selling Entity and (E) the name and address of the Person (as defined in the Stockholder’s Agreement) to whom the Common Stock or LP Units is proposed to be sold.

“Indirect Sale Threshold” means (1) prior to December 31, 2008, any sales of LP Units that, together with prior sales of LP Units to a transferee that is not an Affiliate of any member of the Sponsor Group, are of less than 50% of the LP Units, and that are at a cash price of less than 120% of the Base Price, and (2) from December 31, 2008 through December 31, 2009, any sales of LP Units that, together with other sales of LP Units from December 31, 2008 through December 31, 2009 to a transferee that is not an Affiliate of any member of the Sponsor Group, are of less than 20% of the LP Units, and that for all such sales prior to December 31, 2009 under clause (1) and this clause (2) are less than 50% of the LP Units in the aggregate, and that are at a cash price of less than 120% of the Base Price.

(b) If, within 10 Business Days after the delivery of Notice under Paragraph 1(a), Parent receives from a Management Stockholder Entity a written request (a “Request”) to include Common Stock held by such Management Stockholder Entity in the Proposed Sale (which Request shall be irrevocable except (a) as set forth in clauses (c) and (d) of this Paragraph 1 below or (b) if otherwise mutually agreed to in writing by the Management Stockholder Entity and Parent), the Common Stock held by such Management Stockholder Entities plus all shares of Common Stock which you are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale (not in any event, other than as provided for below in Paragraph 2(a) in respect of the first (if any) Proposed Sale of LP Units that exceeds the Indirect Sale Threshold, to exceed the Tag Along Sale Percentage of the Selling Entity multiplied by the total number of shares of Common Stock held by the Management Stockholder Entities in the aggregate, including all shares of Common Stock which you are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale) will be so included as provided herein. Promptly after the execution of the definitive sale agreement, if any, for such Proposed Sale (the “Sale Agreement”), Parent will furnish each Management Stockholder Entity with a copy of the Sale Agreement, if any. For purposes of this Agreement, the “Tag Along Sale Percentage” shall mean the fraction, expressed as a percentage, determined by dividing the number of shares of Common Stock or LP Units, as applicable, to be purchased from the Selling Entity by the total number of shares of Common Stock or LP Units, as applicable, owned directly by the Selling Entity.

(c) Notwithstanding anything to the contrary contained in this Agreement, if any of the economic terms of the Proposed Sale change, including without limitation if the per share price will be less than the per share price disclosed in the Notice, or any of the other principal terms or conditions will be materially less favorable to the selling Management Stockholder Entities than those described in the Notice, Parent will provide written notice thereof to each Management Stockholder Entity who has made a Request and each such Management Stockholder Entity will then be given an opportunity to withdraw the offer contained in such holder’s Request (by providing prompt (and in any event within five (5) Business Days; provided that, notwithstanding the foregoing, if the proposed closing with respect to the Proposed Sale is to occur within five (5) Business Days or less, no later than three (3) Business Days prior to such closing) written notice of such withdrawal to Parent), whereupon such withdrawing Management Stockholder Entity will be released from all obligations thereunder.

(d) If the Selling Entity does not complete the Proposed Sale by the end of the 120th day following the date of the effectiveness of the Notice, each selling Management Stockholder Entity may elect on or prior to such date to be released on and after such date from all obligations under the applicable Request by notifying Parent and any Selling Entity (if not Parent) in writing of its desire to so withdraw. Upon receipt of that withdrawal notice, the Notice of the relevant Management Stockholder Entity shall be null and void, and it will then be necessary for a separate Notice to be furnished, and the terms and provisions of clauses (a) and (b) of this Paragraph 1 separately complied with, in order to consummate such Proposed Sale pursuant to this Paragraph 1, unless the failure to complete such Proposed Sale resulted from any failure by any selling Management Stockholder Entity to comply with the terms of this Paragraph 1.

(e) Notwithstanding anything to the contrary in the foregoing provisions of this Paragraph 1, the Selling Entity may, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon the Proposed Sale and the terms and conditions thereof. None of the Company, the Selling Entities or any of their respective Affiliates shall have any liability to any Management Stockholder Entity arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any such Proposed Sale.

2. (a) The number of shares of Common Stock that you will be permitted to include in a Proposed Sale pursuant to a Request will be the lesser of (A) the number of shares of Common Stock that you have offered to sell in the Proposed Sale as set forth in the Request and (B) the product of (i) the aggregate number of shares of Common Stock or LP Units, as applicable, to be included in the Proposed Sale multiplied by (ii) a fraction the numerator of which is the number of shares of Common Stock owned by you plus all shares of Common Stock which you are then entitled to acquire under any unexercised portion of Options, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale and the denominator of which is the total number of shares of Common Stock owned by you and all other Persons participating in such sale as tag-along sellers pursuant to Other Management Stockholders Agreements (as defined in the Stockholder’s Agreement) or other agreements (all such other participants, the “Tag Along Sellers”) plus the total number of shares of Common Stock which you and such Tag Along Sellers are then entitled to acquire under any unexercised portion of Options, to the extent such Options are then exercisable or would become exercisable as a result of the consummation of the Proposed Sale, plus all shares of Common Stock or LP Units, as applicable, owned by Parent; provided, that in the case of either of (A) or (B) above, for the first (if any) Proposed Sale of LP Units that exceeds the Indirect Sale Threshold, the number of shares of Common Stock you will be permitted to include shall be increased by the number of shares of Common Stock that you would have been entitled to include in all prior sales of LP Units that would have been Proposed Sales if they had exceeded the Indirect Sale Threshold, calculated as if those sales of LP Units had exceeded the Indirect Sale Threshold and were subject to these tag-along provisions. Each Tag Along Seller shall be permitted to conditionally exercise then-exercisable Options such that if the Proposed Sale in not consummated, such exercise shall be void and such Options shall remain exercisable on the same terms and conditions as prior to such conditional exercise.

(b) If one or more Tag Along Sellers elect not to include the maximum number of shares of Common Stock which such Tag Along Seller would have been permitted to include in a Proposed Sale pursuant to Paragraph 2(a) (such non-included shares, the “Eligible Shares”), then you and each of the remaining Tag Along Sellers, or any of them, will have the right to sell in the Proposed Sale a number of additional shares of Common Stock equal to your pro rata portion of the number of Eligible Shares, based on the relative number of shares of Common Stock then held by you and each such Tag Along Seller plus all shares of Common Stock which you and such Tag Along Seller are then entitled to acquire under any unexercised portion of the Option, to the extent such Option is then exercisable or would become exercisable as a result of the consummation of the Proposed Sale. Such additional shares of Common Stock which you and such Tag Along Seller propose to sell shall not be included in any calculation made pursuant to Paragraph 2(a) for the purpose of determining the number of shares of Common Stock which you will be permitted to include in a Proposed Sale. Notwithstanding any of the foregoing, the Selling Entity will have the right to sell in the Proposed Sale additional shares of Common Stock or LP Units, as applicable, owned by it equal to the number, if any, of the total remaining Eligible Shares, which will not be included in any calculation made pursuant to Paragraph 2(a) for the purpose of determining the number of shares of Common Stock which you will be permitted to include in a Proposed Sale.

3. Except as may otherwise be provided herein, shares of Common Stock subject to a Request will be included in a Proposed Sale pursuant hereto and in any agreements with purchasers relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock or LP Units which the Selling Entity proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation: the sale price; the payment of fees, commissions and expenses; the provision of, and customary representations and warranties as to, information reasonably requested by the Selling Entity covering matters regarding the Management Stockholder Entities’ ownership of shares; and the provision of requisite indemnification; provided that any indemnification provided by the Management Stockholder Entities shall be pro rata in proportion with the number of shares of Common Stock or LP units to be sold; provided, further, that no Management Stockholder Entity shall be required to (x) indemnify any Person for an amount, in the aggregate, in excess of the gross proceeds received in such Proposed Sale, or (y) agree to any non-compete or non-solicit provisions that are more restrictive than such similar agreement between the Company and the applicable Management Stockholder. Notwithstanding anything to the contrary in the foregoing, if the consideration payable for shares of Common Stock is securities and the acquisition of such securities by a Management Stockholder Entity would reasonably be expected to be prohibited under U.S., foreign or state securities laws, such Management Stockholder Entity shall be entitled to receive an amount in cash equal to the value of any such securities such Person would otherwise be entitled to receive.

4. Upon delivering a Request, the Management Stockholder Entities will, if requested by Parent, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to Parent with respect to the shares of Common Stock which are to be sold by the Management Stockholder Entities pursuant hereto (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will contain customary provisions and will provide, among other things, that the Management Stockholder Entities will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates (if such shares are certificated) representing such shares of Common Stock (duly endorsed in blank by the registered owner or owners thereof) and irrevocably appoint said custodian and attorney-in-fact as the Management Stockholder Entities’ agent and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on the Management Stockholder Entities’ behalf with respect to the matters specified therein.

5. Your right pursuant hereto to participate in a Proposed Sale shall be contingent on your material compliance with each of the provisions hereof and your willingness to execute such documents in connection therewith as may be reasonably requested by the Selling Entity.

6. If the consideration to be paid in exchange for shares of Common Stock in a Proposed Sale pursuant to Paragraph 1 includes any securities, and the receipt thereof by the Selling Entity and a Management Shareholder Entity would require under applicable law (a) the registration or qualification of such securities or of any Person as a broker or dealer or agent with respect to such securities or (b) the provision to any selling Management Shareholder Entity of any information regarding the Company, its subsidiaries, such securities or the issuer thereof that would not be required to be delivered in an offering solely to a limited number of “accredited investors” under Regulation D promulgated under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder, the Selling Entity and such Management Shareholder Entity shall not, subject to the following sentence, have the right to sell shares of Common Stock in such proposed sale. In such event, the Selling Entity shall have the right to cause to be paid to such selling Management Shareholder Entity in lieu thereof, against surrender of the shares of Common Stock which would have otherwise been sold by such selling Management Shareholder Entity to the prospective buyer in the proposed sale, an amount in cash equal to the Fair Market Value (as defined in the Stockholder’s Agreement) of such shares of Common Stock as of the date such securities would have been issued in exchange for such shares of Common Stock.

7. (a) If any Selling Entity that directly owns shares of Common Stock or LP Units proposes to transfer, directly or indirectly (whether by means of a merger, consolidation, reorganization or recapitalization, sale, transfer or otherwise), a number of shares of Common Stock or LP Units equal to 50% or more of the outstanding Common Stock or LP Units, as applicable (such Person, the “Drag-Along Purchaser”), then if requested by such Selling Entity, each Management Stockholder Entity shall be required to sell a number of shares of Common Stock equal to the aggregate number of shares of Common Stock held by the Management Stockholder Entities (including shares of Common Stock underlying exercisable Options) multiplied by the Tag Along Sale Percentage (such transaction, a “Drag Transaction”).

(b) Shares of Common Stock held by the Management Stockholder Entities included in a Drag Transaction will be included in any agreements with the Drag-Along Purchaser relating thereto on the same terms and subject to the same conditions applicable to the shares of Common Stock or LP Units, as applicable, which the Drag-Along Purchaser proposes to sell in the Drag Transaction. Such terms and conditions shall include, without limitation: the pro rata reduction of the number of shares of Common Stock or LP Units to be sold by the Drag-Along Purchaser and the Management Stockholder Entities to be included in the Drag Transaction if required by the Drag-Along Purchaser; the sale price; the payment of fees, commissions and expenses; the provision of, and representation and warranty as to, information reasonably requested by the Drag-Along Purchaser covering matters regarding the Management Stockholder Entities’ ownership of shares of Common Stock; and the provision of requisite indemnification; provided that any indemnification provided by the Management Stockholder Entities shall be pro rata in proportion with the number of shares of Common Stock or LP Units to be sold; provided, further, that no Management Stockholder Entity shall be required to (x) indemnify any Person for an amount, in the aggregate, in excess of the gross proceeds received in such Proposed Sale, or (y) agree to any non-compete or non-solicit provisions that are more restrictive than such similar agreement between the Company and the applicable Management Stockholder.

(c) Your pro rata share of any amount to be paid pursuant to Paragraph 3 or 7(b) shall be based upon the number of shares of Common Stock intended to be transferred by the Management Stockholder Entities plus the number of shares of Common Stock you would have the right to acquire under any unexercised portion of the Option which is then vested or would become vested as a result of the Proposed Sale or Drag Transaction, assuming that you receive a payment in respect of such Option.

(d) Notwithstanding anything to the contrary in the foregoing, if the consideration payable to Management Stockholder Entities for shares of Common Stock is securities and the acquisition of such securities by a Management Stockholder Entity would reasonably be expected to be prohibited under U.S., foreign or state securities laws, such Management Stockholder Entity shall be entitled to receive an amount in cash equal to the value of any such securities such Person would otherwise be entitled to receive.

8. The obligations of Parent hereunder shall extend only to you and your transferees (“Permitted Transferees”) who (a) are party to a Stockholder’s Agreement with the Company and (b) have acquired Common Stock pursuant to clause (ii) of the definition of a Permitted Transfer (as defined in the Stockholder’s Agreement), and none of the Management Stockholder Entities’ successors or assigns, with the exception of any Permitted Transferee and only with respect to the Common Stock acquired by such Permitted Transferee pursuant to a Permitted Transfer, shall have any rights pursuant hereto.

9. This Agreement shall terminate and be of no further force and effect on the occurrence of the earlier of (A) the consummation of a Qualified Public Offering (as defined in the Stockholder’s Agreement) and (B) the later of the fifth anniversary of the Closing Date and a Change in Control (as defined in the Stockholder’s Agreement).

10. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid or (d) one (1) Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to such party’s address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

If to Parent, at the following address:

Texas Energy Future Holdings Limited Partnership

c/o TPG Capital, L.P.

301 Commerce Street, Suite 3300

Fort Worth, Texas 76102

Attention: Clive Bode

Telecopy: (817) 871-4000

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Alvin H. Brown, Esq.

                 Andrew W. Smith, Esq.

Telecopy: (212) 455-2502

If to you, to you at the address set forth on the signature page hereto;

If to your Management Stockholder’s Estate or Management Stockholder’s Trust, to the address provided to the Company by such entity in writing.

11. In determining the applicable ownership thresholds and ownership percentages referenced in the Paragraphs above, appropriate adjustments shall be made for any stock or unit dividends, splits, combinations, recapitalizations or any other adjustment in the number of outstanding shares of Common Stock or LP Units in order to maintain, as nearly as practicable, the intended operation of the provisions herein.

12. The laws of the State of Texas shall govern the interpretation, validity and performance of the terms of this Agreement. In the event of any controversy among the parties hereto arising out of, or relating to, this Agreement which cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration conducted expeditiously in accordance with the American Arbitration Association rules, by a single independent arbitrator. Such arbitration process shall take place in Dallas, Texas. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning. Judgment upon the award rendered may be entered in any court having jurisdiction thereof. Each party shall bear its own legal fees and expenses, unless otherwise determined by the arbitrator; provided that if the Management Stockholder substantially prevails on any of his or her substantive legal claims, Parent shall reimburse all legal fees and arbitration fees incurred by the Management Stockholder to arbitrate the dispute. Each party hereto hereby irrevocably waives any right that it may have had to bring an action in any court, domestic or foreign, or before any similar domestic or foreign authority with respect to this Agreement.

13. This Agreement may be executed in counterparts, and by different parties on separate counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

14. This Agreement may be amended by Parent at any time upon notice to the Management Stockholder thereof; provided that any amendment (i) that materially disadvantages the Management Stockholder shall not be effective unless and until the Management Stockholder has consented thereto in writing and (ii) that disadvantages the Management Stockholders in more than a de minimis way but less than a material way shall require the consent of Management Stockholders holding a majority of the equity interests held by the Management Stockholders.

15. Capitalized terms used by not defined herein shall have the meaning ascribed to such terms in the Stockholder’s Agreement.

[Signatures on following pages]

If the foregoing accurately sets forth our agreement, please acknowledge your acceptance thereof in the space provided below for that purpose.

Very truly yours,

TEXAS ENERGY FUTURE HOLDINGS LIMITED PARTNERSHIP

By:	TEXAS ENERGY FUTURE CAPITAL HOLDINGS LLC,
its general partner

By:	/s/ Michael MacDougall
Name:
Title:

Accepted and agreed as of the date first written
above.

/s/ John F. Young
Name: John F. Young
Address:

[Signature page to Sale Participation Agreement]

10